Exhibit 99.1

CHESAPEAKE MIDSTREAM PARTNERS, L.P. ANNOUNCES NAME CHANGE

TO ACCESS MIDSTREAM PARTNERS, L.P. AND CHANGE IN

NYSE TICKER SYMBOL TO “ACMP”

J. Mike Stice, Robert S. Purgason and William J. Brilliant

Join Board of Directors

OKLAHOMA CITY, OKLAHOMA, JULY 24, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that the Board of Directors of its general partner has approved changing the Partnership’s name to Access Midstream Partners, L.P. The Board has also approved changing the Partnership’s ticker symbol for its common units traded on the New York Stock Exchange to “ACMP”. The new ticker symbol is effective today, July 24, 2012 prior to the opening of the exchange. The Partnership will also launch its new website this morning at www.accessmidstream.com. No action is required by unitholders as a result of these changes.

J. Mike Stice, Chief Executive Officer of the Partnership’s general partner, commented, “Today’s announcement is another milestone in the history of the Partnership. On June 29, 2012, Global Infrastructure Partners completed the acquisition of Chesapeake Energy Corporation’s ownership interest in the Partnership. Now, as a fully independent publicly traded partnership, we are completing the ownership transition process by announcing our new Partnership name. The Board of Directors and the management team believe the new name reflects the Partnership’s ability to provide producers reliable access to quality downstream markets and to provide investors access to growth in distributions and superior total returns.”

Three new directors were also appointed to the Board: J. Mike Stice; Robert S. Purgason, Chief Operating Officer of the Partnership’s general partner; and William J. Brilliant, Principal of Global Infrastructure Partners. These new directors join the directors remaining on the Board, including David A. Daberko, Domenic J. Dell’Osso, Jr., Philip L. Frederickson, Matthew C. Harris, Suedeen G. Kelly and William A. Woodburn. Information about each of the Board’s newly appointed and continuing directors is available on the Partnership’s website.

Access Midstream Partners, L.P. (NYSE:ACMP) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. Headquartered in Oklahoma City, the Partnership’s operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S. The Partnership’s common units are listed on the New York Stock Exchange under the symbol ACMP. Further information is available at www.access midstream.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. They include but are not limited to our business strategy and plans and objectives for future operations as well as our future financial and operating results. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2011 Annual Report on

Form 10-K.

INVESTOR CONTACT:	MEDIA CONTACTS:		ACCESS MIDSTREAM PARTNERS

Dave Shiels, CFO (405) 935-6224 dave.shiels@accessmidstream.com	Jack Cowell (917) 405-0717 jack.cowell@global-infra.com	Tom Johnson (212) 371-5999 tbj@abmac.com	900 N.W. 63rd P.O. Box 18355 Oklahoma City, OK 73154